EXHIBIT 10.6
CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS ARE MARKED AS “[XXXX]” ALONG WITH A FOOTNOTE INDICATING THAT THE INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. AN UNREDACTED COPY OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.
AGREEMENT
This agreement made by and between NORTH BERGEN ASPHALT PRODUCT LLC, a New Jersey Limited Liability Company, having an office at 90 West Franklin Street, Hackensack, New Jersey, 07601, referred to as “Owner” or “NBP”, and SOUTH JERSEY DEVELOPMENT, INC. a Division of Pure Earth, Inc., a corporation organized under the laws of the State of Delaware, having a principal place of business at One Neshaminy Interplex, Trevose, PA 19053, being duly authorized to transact business within the State of New Jersey, referred to as “Manager” or “SJD”. The agreement is referred to as the “Agreement”.
RECITALS
A. Owner is lessee of a parcel of land in the Borough of Fairview, more particularly described on Exhibit A attached hereto (the “Site”). Owner or its affiliate(s) has obtained permits from Fairview to operate a temporary Asphalt plant on the site, and
B. Owner desires to produce crushed fill on the site needed for the Asphalt Plant and its related companies, and
C. Manager represents that it is qualified in the supervision, operation and management of crushed fill (rock crushing) production and processing, and
D. Owner desires to employ Manager to act as its manager in supervising, administering and managing a rock crushing operation at the Site, and
E. Manager desires to furnish those services, all subject to the terms and conditions set forth in this agreement;
NOW THEREFORE, in consideration of the mutual covenants contained below, Owner and Manager agree as follows:
1. Appointment by Owner of Manager of Rock Crushing Operation.
(a) Owner appoints Manager for the term of this Agreement as its sole and exclusive manager to supervise and administrate, for and at the expense of Owner (except as otherwise provided herein), the management and operation of a temporary rock crushing operation (“RC”) at the Site for so long as same is permitted to be operated as part of any temporary Asphalt Plant approvals or otherwise, or until Manager or this Agreement is terminated pursuant to the terms hereof.
(b) Manager shall undertake its duties as Owner shall specifically direct, on the terms and conditions stated below. This appointment to be effective as of the date of execution of this Agreement and to continue in force afterwards for the period specified in Paragraph 9 below.
(c) Manager shall supply all product and equipment needed to producing an environmentally clean product (as hereinafter defined) at its own cost, with no residue or wood chips, operate the RC, produce the product, maintain the Site in a clean and organized manner, manage, operate, and maintain the rock crushing operation in an efficient and satisfactory manner to reasonable standards of Owner. Manager shall act in a fiduciary capacity with respect to the proper use protection, and maintenance of the Site, equipment and accounting for Owner’s Revenue. In this capacity, Manager shall serve Owner’s interests at all times. Owner does not warrant nor guaranty any particular capacity of the site as same will depend and fluctuate on traffic considerations, amount of by-product, local, State and County laws as may be applicable and hours of operation.

2. Management and Duties.
Manager accepts the appointment under the terms and conditions set forth below, and in connection with its supervision, administration, and management, Manager shall perform the following services:
(a) General Operations.
Operate the RC in the same manner as is customary and usual in the operation of comparable facilities and to the reasonable standards of Owner, for the account of Owner, and so for as is economically and legally practicable, in accordance with the same procedures, practices, management techniques and other rules of operation used in similar rock crushing operations, and those managed by Manager, if any, for the account of others (except where this Agreement shall specifically provide a different procedure, practice, as set hereafter. Manager shall not have the authority to bind Owner to any third party. Manager shall, solely for its own account, purchase and transport all products to the site, and timely pay all suppliers and contractors for same, holding Owner harmless from liability for same. Manager shall provide proof monthly to Owner of payment to third parties for materials and cost of product transport.
(b) Employees; Independent Contractor.
Manager will properly, adequately, safely and economically manage, operate, maintain and account for the RC. All matters pertaining to the employment, supervision, compensation, promotion and discharge of employees are the responsibility of Manager, which shall be in all respects the employer of the employees, Notwithstanding anything to the contrary, Owner shall be notified at least five days prior to the proposed replacement of the RC’s General Manager or Supervisor. The replacement of any General Manager or Supervisor will be subject to the review and approval of Owner. Manager will negotiate with any union lawfully entitled to represent employees and may execute in the name of Manager, any resulting collective bargaining agreements or labor contracts, the conduct and result of which shall be at the sole cost of Manager. Manager shall fully comply with all applicable laws and regulations having to do with worker’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects. Manager represents that it is and will continue to be an equal opportunity employer and must advertise as an equal opportunity employer. This Agreement is not one of agency by Manager for Owner, but one in which Manager is engaged independently in the business of owning or managing such RC’s on his own behalf as an independent contractor. All employment arrangements are therefore solely Manager’s concern, and Owner shall have no liability with respect to those arrangements.

(c) Schedule of Employees.
Manager shall provide a schedule of employment positions in the form of Schedule B attached, to be staffed “on-site” for conducting the direct management of the R.C. This Schedule shall be updated by manager at least quarterly so as to include the number of employment positions, together with titles and applicable salary ranges, and shall also indicate which employment positions are to be bonded or are covered under Manager’s comprehensive insurance policy. Manager may substitute members of its home office staff, on a temporary basis from time to time, to perform in designated employment positions. Re-Insert: provided written notice shall have first been provided to Owner. Should, in Owner’s sole discretion, any employee of Manager be deemed disruptive, belligerent, or counter productive to the RC and/or affiliated business and employees, Manager shall remove said employee from the RC and replace said employee within 48 hours of written notice from Owner.
(d) Income.
All Manager’s output of product shall be first offered to Owner on terms as set forth herein. All product processed shall first be available to satisfy Owner’s product requirements (as hereafter defined in section 3(b)(1) hereafter) may be acquired by Manager pursuant to the further terms of this agreement. Manager shall not conduct any third party sales from the Site without written approval, to be granted or denied, in the sole discretion of Owner. Decisions as to the making of repairs and choice of equipment for RC operations are to be made by the Manager as Manager may deem reasonable and necessary for the proper maintenance and operation of its rock crushing equipment.
(e) Signage:
During the term of this agreement, any and all signage, in a location designated by Owner, if any at all is permitted, shall read: “North Bergen Asphalt Products LLC.” Manager shall not post any signage, nor advertise or promote the RC operation or their company or their services at this location by any medium, or under any other name. Upon Landlord’s written approval, Manager may request to add after “North Bergen Asphalt Products LLC” the words “Managed by South Jersey Development, Inc.”.
3. Additional Duties of Manager and Owner.
The respective duties and responsibilities of Manager and Owner in connection with the management and operation of the above-described Property are as follows:
(a) Owner:
Owner will provide in Schedule A the land area for the crushing operation and reasonable access to and from the site, subject to local road capacity and traffic considerations. Owner or its affiliate has permits from the Borough of Fairview for erection and operation of a temporary Asphalt Plan on the Site. Owner views the RC as an accessory use (preparing materials for the Asphalt Plant), however, Owner cannot assure or guaranty that the RC will be permitted or that any other Governmental Regulations, including Zoning or environmental, may interfere or cease operation(s) temporarily or permanently.
(1) As to only Owner’s Product Requirements as defined in section 3(b)(1) hereafter: Owner will supply the equipment and personnel needed to remove the crushed material from the site.
(2) Upon payment for that remaining product which Manager acquires from Owner pursuant to the terms of this Agreement: Owner will provide all personnel to LOAD at Owner’s cost onto Manager’s trucks at the site all crushed rock acquired by Manager. Manager’s purchase and prompt payment is the consideration for Owner’s agreement to load Manager’s materials.

(3) As to all other product other than that described in (1) and (2) above, Manager shall at its own cost provide the personnel and equipment necessary to promptly remove all the product from the site.
(4) In any and all instances, Owner shall provide an entrance into the crushing facility so there are minimal impediments for all incoming trucks to the extent reasonably practicable.
(5) All processed and unprocessed material shall be maintained and stored in the product storage area delineated on Schedule A. (“Product Storage Area”). Manager shall not exceed the capacity of the Product Storage Area which capacity (comprising both processed and unprocessed product) is also specifically set forth in Schedule A (“Capacity”). Manager agrees that the boundaries of the Product Storage Area and the Capacity stated are reasonable and necessary to maintain order, foster safety and provide reasonable access for operations at the Site. The Product Storage Area or Capacity shall not be exceeded or modified by Manager without express written approval of Owner. If and when Capacity is reached, Manager shall immediately cease operations until Capacity becomes within limits. Once below Capacity, the Manager may resume operations. Notwithstanding the foregoing, upon written notice to Owner (“Excess Purchase Notice”), Manager may produce more than the Capacity (“Excess Capacity”) providing Manager purchases from Owner all Excess Capacity at $XXXX1 per net ton which price shall include Owner loading the Excess Capacity product onto Manager’s designated on site vehicles for prompt removal from the site by Manager at Manager’s cost and expense.
(b) Manager.
In addition to other responsibilities of Manager set forth elsewhere:
(1) Manager will supply crushing experience and all equipment needed to produce crushed fill on a “requirements” basis by Owner for its sites and customers.
(2) Manager will further:
(a) Provide proof of insurance at all times in accordance with the further insurance requirements below, naming Owner as additional insured.
(b) Install at its own cost a scale to weigh all materials being trucked off the premises and install a Crusher, scales and all related equipment, all of which shall be movable and temporary so as not to be affixed the land.
(c) Manager will produce the following three (3) finished Clean Products clean and free of all dirt and debris:
1.	3/8” clean stone

2.	3/4” clean stone, and

3.	2” clean stone (“Clean Stone Product”)

1	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

(d) A fourth finished product which will be produced by Manager so as to meet Owner’s requirements will be 1/4” Dense Grade Aggregate (DGA), which product shall be free of all debris and excess dirt.
(e) Any material unacceptable to Owner will be removed at Manager’s cost with no additional charge to Owner. Manager will ensure that no material, waste or product shall be placed in or about the property slopes or the surrounding waterways and that Manager will adhere to operate outside a reasonable buffer there from established by Owner.
(f) Any and all excess dirt and debris and any product Manager purchases will be promptly loaded and trucked away using Manager’s equipment and vehicles at the expense of Manager.
(g) Owner shall pay Manager a fee for its Product Requirements of any Monthly Lot of all stone product(s) described in section (c) 1, 2 & 3 above of $XXXX1 per clean ton.
(h) Manager may purchase remaining Monthly Lot of clean stone product(s) from Owner for $XXXX1 per clean ton at site, however, only for certified re-sale and use outside the State of New Jersey.
(i) Owner will pay Manager a fee for its Product Requirements of Dense Grade Aggregate (DGA) from any Monthly Lot for $XXXX1 per clean ton.
(j) After Owner’s requirements are met, Manager may purchase the remaining Dense Grade Aggregate from Owner for $XXXX1 per clean ton, however, only for re-sale and use outside the State of New Jersey.
(k) Manager will obtain, deliver, assemble, operate, maintain, repair and remove as required by this Agreement the rock crusher and accessory equipment at its own cost.
(l) All monies, whether by adjustment or otherwise, must be exchanged within 30 days of the invoice date.

1	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

(m) “Clean Materials” shall be defined as “natural stone, not previously processed, consisting of natural stone extracted without previous use, free and clear of any environmental contamination and of all foreign substances, other material and debris”, crushed, processed and suitable for Owner’s Product Requirements. Manager shall only process Clean Materials on the Site.
(n) Owner’s “Product Requirements” shall mean the volume of Clean Materials, up to Manager’s entire output.
(o) Manager is strictly prohibited from subcontracting all or part of any management duly hereunder, except trucking and transportation of materials for its own account.
(p) Decisions as to the making of repairs, alterations and decorations for the rock crushing operation are to be made by the Manager as Manager may deem reasonable and necessary for the proper maintenance and operation of its rock crushing equipment.
(q) Monthly Lot shall mean the entire amount of Clean Materials produced from Manager’s RC operations.
7. Records.
Manager shall maintain accurate records of all materials received and dispersed in his management of the Property, and such records shall be open for inspection by Owner at all reasonable times. Manager shall provide Owner a monthly written statement showing all receipts and disbursements in detail for each Monthly lot.
8. Payment to Owner.
Manager shall make payments for product it retains as Owner may otherwise direct in writing.
9. Term of Agreement.
(a) Subject to earlier termination as provided for herein, this Agreement shall be for a two (2) year term commencing on full execution hereof. If not renewed in writing for an additional two year period, and if not terminated in writing by either party, this agreement shall thereafter be deemed a month-to-month agreement cancelable by either party on not less than thirty (30) days’ written notice.
(b) In the event this agreement is terminated pursuant to the immediately preceding paragraph, (other than for non-payment for any product acquired by Manager, or other material breach of this agreement by Manager (“Manager Breach”)) and providing Manager is not in breach of this agreement or a Governmental Order to cease RC operations has not issued pursuant to paragraph 13 below, Owner shall pay the Manager a liquidated “Demobilization Fee” of $20,000.00. The parties deem this fair and reasonable, particularly in light of the difficulty of determining damages with any certainty. The Demobilization fee of $20,000.00 shall be full and final liquidated damages payable in lieu of any other claim for damages by Manager of any nature excepting any monetary claim for a fee owing for product provided to Owner shall be preserved for the applicable statutory period.

(c) Notwithstanding anything in this agreement to the contrary, Owner may Terminate Manager without cause during the first six (6) months of this agreement. After the first six (6) month anniversary of this agreement, Owner may terminate this agreement only for cause as set forth in this agreement, which shall include a Governmental Order as hereafter defined and/or Manager Breach. In either event, except for a Governmental Order and/or Manager Breach, the Demobilization Fee shall nevertheless be payable.
10. Confidentiality/Non-Compete.
(a) During the Initial two year term of this Agreement, and for a period of one year thereafter (the “Restrictive Term”), Owner and Manager shall not, without the prior written consent of the other, disclose to anyone any Confidential Information regarding the other. “Confidential Information” for the purposes of this Agreement shall include either Company’s proprietary and confidential information such as, but not limited to, customer lists, pricing strategies, rate schedules, processing techniques, business plans, sales plans, marketing plans, financial information, designs, drawing, specifications, models, software, source codes and object codes. Confidential Information shall not include any information that:
(1)	is disclosed by Company without restriction;

(2)	becomes publicly available through no act of Owner;

(3)	is rightfully received by Owner from a third party.
(b) Accounting for Profits.
Owner and Manager covenant and agree that, if by adjudication, either shall be found to have knowingly violated any covenants or agreements in this Section 10 hereof, the other shall be entitled to an accounting and repayment of all profits, compensation, commissions, renumerations or benefits which the other directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the other is or may be entitled at law or in equity or under this Agreement.
(c) Reasonableness of Restrictions.
Owner and Manager have carefully read and considered the provisions of this Section 10 hereof and, having done so, agree that the restrictions set forth therein (including, but not limited to, the time period of restriction and the geographical areas of restriction) are fair and reasonable and are reasonably required for the protection of the interests of the Manager, its affiliates, subsidiaries, parent or sisters, their officers, directors, and employees. In the event that, notwithstanding the foregoing, any part of the covenants set forth in Section 10 hereof shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Section 10 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the agreed upon time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

11. Notices.
For the purposes of this Agreement until changed by written notice to Manager, the mailing address of Owner for all purposes shall be as above first written. For the purposes of this Agreement, and until changed by written notice to Owner, the mailing address of Manager for all purposes shall be as above first written.
12. Additional Duties of Manager.
In addition to the foregoing, Manager shall perform all services that are necessary and proper for the operation and management of the Property, and shall promptly report to Owner any conditions concerning the Property that require the attention of Owner. Any and all governmental matters including but not limited to Zoning or Permits, shall be immediately referred by Manager for Owner to solely address. Manager shall comply with all environmental laws, however, Owner indemnifies Manager from any condition arising prior to Manager’s commencement and from that which Manager did not cause intentionally or negligently.
13. Notice of Termination.
The parties agree that they shall obey any lawful State, County or Local order as to terms of continuation or discontinuation (whole or partial) of RC on the site. Each party hereto assumes the risk, without claim, Demobilization or Release Fee or charge to the other, of an order demanding discontinuation of RC at the site (“Governmental Order”). In such event, Owner in its sole discretion and cost, may appeal and hereby indemnifies and holds Manager harmless from the cost of any such appeal. In the event Owner chooses, in its sole discretion, not to appeal any Governmental Order of whole or partial discontinuation of RC, then notwithstanding anything to the contrary in this agreement, this agreement shall terminate and all equipment and products shall be removed from the site, and the site shall be returned to the condition same was received within 30 days of expiration of this Agreement or of receipt by Manager of Notice of a Governmental Order to discontinue RC which is not appealed by Owner.
The parties further agree that if any lawful State, County, or Local agency issues a citation, order, or fine regarding the unlawful operation of the RC due in any part to a lack of proper permits (whether building or environmental in nature), or a lack of proper zoning, the Owner will fully indemnify the Manager from all governmental assessed costs associated from such action and will pay all fines (and reasonable legal fees of N.J. counsel of Owner’s choosing) imparted on Manager whereupon Owner may then Terminate this agreement upon tender to Manager of any sums for material due and owing to date.

14. Security.
To insure its compliance with the terms of this Agreement and any actual or potential liability hereunder, including the clean-up and removal of all products form the site upon Termination of this Agreement, Manager and its affiliates as disclosed on Schedule C hereto, shall execute a guaranty to in the form attached as Schedule D in lieu of a performance bond, letter of credit or cash (hereafter the “Guaranty”). Manager acknowledges and agrees that in the event a Guaranty is provided, that in addition thereto, Owner shall have rights and remedies upon default as permitted to a Landlord by law in New Jersey.
15. Sale of Property.
On the voluntary sale of the Property by Owner, or revocation of the temporary Asphalt Permit issued by Fairview, or any other Governmental Decree or Order to Cease operations, this Agreement shall terminate at Owner’s option, by written notice to Manager.
16. Condemnation.
This Agreement shall terminate in the event of a total condemnation of the Property. If there is a partial condemnation of the Property, this Agreement may be terminated at the option of Owner. If such a partial condemnation of the Property reduces the capacity of the RC by more than seventy five percent (75%), Manager may terminate this Agreement. Owner shall be entitled to all damages awarded as a result of any eminent domain proceeding.
17. No Property Interest Created.
Nothing contained in this Agreement shall be deemed to create or shall be construed as creating in Manager any lien or property interest in or to the site or underlying property interests. manager’s use of the site is non-exclusive; however, any collateral use by Owner shall not unreasonably interfere with the RC or Manager’s ability to perform its duties.
18. Miscellaneous Provisions.
A. Manager’s Insurance
Manager, at its expense, will obtain and keep in force adequate insurance in an amount approved by Owner, against liability for loss, damage or injury to properly or persons which might arise out of the occupancy, management, operation or maintenance of the rock crushing operation. Owner will also be covered as an insured in all liability insured and maintained by Manager with respect to the rock crushing operation. Manager shall hold Owner harmless from any liability on account of loss, damage or injury actually incurred During the Restrictive Term, provided Owner:
(a) Notifies Manager within 24 hours after Owner receives notice of any loss, damage or injury;
(b) Takes no action (such as admission of liability) which might bar Manager from obtaining any protection afforded by any policy Manager may hold or which might prejudice Manager in it; defense to a claim based on loss, damage or injury;

(c) Agrees that Manager shall have the exclusive right, at its option, to conduct the defense to any claim, demand or suit within limits prescribed by the policy or policies of insurance; and
(d) Has not acted negligently and any liability results from such negligence,
(e) Nothing here shall be construed as Owner indemnifying Manager of its employees, contractors or agents against any act or omission for which insurance protection is not available; neither is the preceding intended to affect the general requirement of this Agreement that the rock crushing operation shall be managed, operated and maintained in a safe condition and in a proper and careful manner. Owner shall furnish whatever information is required by Manager for the purpose of establishing the placement of insurance coverage and shall aid and cooperate in every reasonable way with respect to insurance and any loss claimed.
B. Restrictive Covenants.
Owner shall not operate at the Site, directly or indirectly, either for its own account or as a partner, consultant, stockholder (other than shares regularly traded in a recognized market), officer, director, employee, agent or otherwise knowingly be employed by, connected with, participate in, consult or otherwise associate with any Rock Crushing business, enterprise or venture at the Site that is the same as, similar to or competitive with Manager or any of its affiliates, sisters, parent or subsidiary companies in the Rock Crushing business for a period of one year from the date of the termination of this Agreement, unless terminated due to breach by Manager. By way of example, and not as a limitation, the foregoing shall preclude Owner from soliciting business or sales from or attempting to convert to other sellers or providers of Rock Crushing for a period of one year subsequent to the termination of this Agreement, Owner shall not knowingly, directly or indirectly, solicit for employment or employ any employee of Manager or any of its affiliates, sisters, parent or subsidiaries. In any event, Owner shall not be restricted from purchasing its Product Requirements in the open market during the Restrictive Term.
Conversely, Manager shall not operate in New Jersey, directly or indirectly, either for its own account or as a partner, consultant, stockholder (other than shares regularly traded in a recognized market), officer, director, employee, agent or otherwise knowingly be employed by, connected with, participate in, consult or otherwise associate with Asphalt Manufacturing business, enterprise or venture that is the same as, similar to or competitive with Owner or any of its affiliates, sisters, parent or subsidiary companies for a period of one year from the date of the termination of this Agreement, unless terminated due to breach by Owner. By way of example, and not as a limitation, the foregoing shall preclude Manager from soliciting business or sales from or attempting to convert to other sellers or providers of Asphalt or Asphalt Recycling services. For a period of one Year subsequent to the termination of this Agreement, Manager shall not knowingly, directly or indirectly, solicit for employment or employ any employee of Owner or any of its affiliates, sisters, parent or subsidiaries.

C. Additional Insurance.
Manager must furnish a certificate evidencing Workers’ Compensation in a form acceptable to Owner, shall be for an amount not less than $1,000,000.00 per occurrence. The certificate shall have attached an endorsement that Owner will be given at least 10 days’ prior written notice of cancellation of or any material change in the policy. Owner will not reimburse Manager for the cost of this insurance, or for any and all coverages that Manager obtains for its own account.
D. Subcontractor’s Insurance.
Manager shall require that all subcontractors for transportation and hauling brought onto the rock crushing operation have insurance coverage at the subcontractor’s expense in the following minimum amounts:
(1) Workers’ Compensation in the statutory amount.
(2) Employer’s Liability (in those states where it is required) in the minimum amount of $1,000,00.00.
(3) Comprehensive General Liability in the amount of $2,000,000.00, combined single limit.
(4) Manager must obtain Owner’s permission to waive any of the above requirements. Higher amounts may be required if the work to be performed is sufficiently hazardous. Manager shall obtain and keep on file a certificate of insurance which shows that the subcontractor is insured. Owner shall be named as an additional insured on the certificate.
E. Mutual Indemnification.
Manager and Owner respectively shall not be liable to the other or to any other person for any obligation of the other or any contractual obligation that arises in the course of the business of the rock crushing operation created by Owner and Managed by Manager, and Owner and Manager shall indemnify and hold the other harmless for any obligation. With respect to any act or omission of any agent or employee of the other, each shall indemnify the other and hold it harmless from all liability, loss, damage, cost or expense by reason of any act or omission. With respect to any act or omission of any agent or employee of Owner or Manager, each shall indemnify the other and hold it harmless from all liability, loss, damage, cost or expense by reason of any act or omission. In no event shall Manager or Owner make any claim against the other on account of any alleged errors of judgment made in good faith in determining the operating policies of the rock crushing operation.
F. Indemnification.
Manager, and its parent company as guarantor, shall indemnify, defend and hold Owner harmless from any and all uninsured claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including attorneys’ fees and court costs, sustained or incurred by or asserted against Owner by reason of or arising out of Manager’s (or its employees or agents) sole negligence in performing or failing to perform the duties and obligations required by this Agreement to be performed by it.

G. Enforceability.
If any provision of this Agreement or the application of any provision to any person or circumstances is held invalid or unenforceable, the remainder of the Agreement and the application of the provision to other persons or circumstances shall remain valid and enforceable.
H. Waiver of Provisions.
None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge of Manager or Owner, its agents or employees, but only by an instrument in writing, signed by the officer of manager or Owner as the case may be.
I. Entire Agreement.
This Agreement shall constitute the entire agreement between the parties relative to the subject matter of the Agreement, notwithstanding any oral statements to the contrary, and this Agreement may to executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement cannot be changed or terminated orally, but only by writing signed by the party against whom the changes or termination is asserted.
J. Burdens and Benefits.
This Agreement shall be binding on and shall inure to the benefit of the respective legal representatives, successors and assigns of Manager, Owner and any future owner of the rock crushing operation.
K. Governing Law.
This Agreement shall be interpreted under and governed by the laws of the State of New Jersey, venue agreeably being Bergen County, New Jersey.
L. Headings.
All headings in this Agreement are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.
M. Representation.
Manager represents and warrants that it is fully qualified and licensed, to the extent required by law, to manage a rock crushing operation and perform all obligations assumed by Manager under this Agreement. Manager is familiar with the requirements of Buyer, Manager agrees to comply with all laws now or later in effect. Manager is represented by its own legal counsel.

N. Manager as Independent Contractor.
Manager is an independent contractor and not an employee of Owner for any purpose.
O. Assignment.
This Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties hereto, and their respective successors and assigns, provided however that this Agreement may not be assigned by Manager without the prior written consent of Owner. Owner shall have the right to assign this Agreement to any purchaser, lessee or other transferee of substantially all of the assets comprising the rock crusher operation, provided purchaser, leasee or transferee expressly assumes by a writing delivered to Manager all of the obligations of Owner under this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Owner		Manager
North Bergen Asphalt Products LLC		South Jersey Development, Inc.

By:	/s/ Joseph M. Samp, Pres.	By:	/s/ Brent Kopenhaver Brent Kopenhaver, Director

Date: July 25, 2006

Manager Guarantor:
Pure Earth, Inc.

Date:

		By:	/s/ Brent Kopenhaver

Brent Kopenhaver, COB, CFO

SCHEDULE A
Land Description
SITE PLAN AND MATERIAL STORAGE AREA

SCHEDULE B
SCHEDULE OF EMPLOYMENT POSITIONS
Name Position Salary Range (Full-Time or Pro-Rated) Bonded/Insured Under Policy

SCHEDULE C
MANAGER AND AFFILIATE DISCLOSURE

SCHEDULE D
GUARANTY